As filed with the Securities and Exchange Commission on August 25, 2000
                                                  Registration   No.  333-40508
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                PMC-SIERRA, INC.
             (Exact name of registrant as specified in its charter)



           Delaware                                                94-2925073
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                            Identification Number)



                       900 East Hamilton Avenue, Suite 250
                           Campbell, California 95008
                    (Address of principal executive offices)

                             ---------------------

             Malleable Technologies, Inc. 1998 Stock Incentive Plan
                            (Full title of the plan)

                              ---------------------

                          The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                 (800) 677-3394
            (Name, address and telephone number of agent for service)

                              ---------------------

                                    Copy to:
                                   Neil Wolff
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050


                         CALCULATION OF REGISTRATION FEE
====================================================================================================

           Title of                                Proposed           Proposed            Amount
          Securities                Amount         Maximum            Maximum               of
            to be                   to be          Offering          Aggregate         Registration
        Registered (1)            Registered   Price Per Share     Offering Price          Fee
------------------------------- ------------- ----------------- ------------------- ----------------
Common Stock, $0.001 par value   475,188 (2)      $ 3.26 (2)     $ 1,549,112.88 (2)    $ 408.96 (3)
------------------------------- ------------- ----------------- ------------------- ----------------
Common Stock, $0.001 par value   195,197 (4)    $ 187.1719 (5)    $ 36,535,393.36     $ 9,645.34 (6)
=============================== ============= ================= =================== ================

  (1) Pursuant to the Acquisition Agreement dated as of June 13, 2000 among PMC-Sierra, Inc. ("PMC"), Maelstrom Acquisition Corporation, Malleable Technologies, Inc. ("Malleable"), Curits Abbott and State Street Bank and Trust Company of California, N.A., PMC assumed, effective as of June 27, 2000, all of the outstanding options to purchase common stock of
        Malleable under the Malleable 1998 Stock Incentive Plan, and such options became exercisable to purchase shares of PMC's common stock, with appropriate adjustments to the number of shares and exercise price of each assumed option.
  (2) Options granted pursuant to an employee stock option plan. Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based on the price per share at which the options may be exercised.
  (3)   $408.26 of the registration fee was previously paid.
  (4) Shares reserved for future issuance. The amount to be registered in this Post Effective Amendment No. 1 to the Registration Statement is reduced by 2,790 shares from 197,987 shares as filed in the original Registration Statement on June 29, 2000 (No. 333-40508).
  (5) This price per share was used for the purpose of determining the registration fee in the original filing and was calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of PMC's common stock on June 26, 2000 as quoted on the Nasdaq National Market.
  (6)   $9,645.34 was previously paid.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
           ---------------------------------------

           The following documents and information are incorporated by reference as filed with the Securities and Exchange Commission:

           (a) PMC-Sierra, Inc.'s ("PMC's") Form S-4 dated July 20, 2000, as amended.

           (b) PMC's Form 10-K Annual Report for the fiscal year ended December 26, 1999, as amended.

           (c)  PMC's  proxy   statement   for  the  2000   Annual   Meeting  of
           Stockholders.

           (d) PMC's Form 10-Q Quarterly Report for the quarter ended March 26, 2000, as amended and Form 10-Q Quarterly Report for the quarter ended June 25, 2000, as amended; and

           (e) PMC's Forms 8-K dated March 20, 2000, April 12, 2000, June 20, 2000, June 30, 2000, July 12, 2000 and July 25, 2000, as amended.

           All documents subsequently filed by PMC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities.
           -------------------------

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.
           --------------------------------------

           Certain legal matters with respect to the shares will be passed upon by Wilson, Sonsini, Goodrich & Rosati, a Professional Corporation, Palo Alto, California.

Item 6.    Indemnification of Directors and Officers.
           -----------------------------------------

           Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of PMC to indemnify any such person.

         PMC's Certificate of Incorporation eliminates in certain circumstances the liability of directors of PMC for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to PMC or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

         PMC's Certificate of Incorporation also provides generally for indemnification of all directors and officers of PMC to the fullest extent permitted by the General Corporation Law of the State of Delaware. Such right to indemnification shall be deemed to be a contract right and includes generally the right to be paid by PMC the expenses incurred in defending any proceeding covered by this provision in advance of its final disposition. Individuals who are entitled to indemnification may bring suit to seek recovery of amounts due under the foregoing provisions and to recover the expenses of such suit if successful.

         PMC has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require PMC, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

         PMC believes that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

         PMC currently maintains an officers' and directors' liability insurance policy which covers, subject to the exclusions and limitations of the policy, officers and directors of PMC against certain liabilities which may be incurred by them solely in such capacities.

Item 7.    Exemption from Registration Claimed.
           -----------------------------------

           Not applicable.

Item 8.    Exhibits.
           --------

    Exhibit
    Number

      4.1+    Malleable Technologies, Inc. 1998 Stock Incentive Plan

      4.2+ Form of Stock Option Agreement under Malleable Technologies, Inc. 1998 Stock Incentive Plan

      5.1     Opinion  of  Wilson  Sonsini   Goodrich  &  Rosati,   Professional
              Corporation

     23.1     Consent of Deloitte & Touche LLP, Independent Auditors

     23.2     Consent of Counsel (Contained in Exhibit 5.1 above)

   + Previously filed.

Item 9.    Undertakings.
           ------------

           (a)    PMC hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) PMC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of PMC's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PMC pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of PMC, Indemnification Agreements entered into between PMC and its officers and directors, or otherwise, PMC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PMC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, PMC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, PMC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Campbell, California, on this 24th day of August 2000.

                                        PMC-SIERRA, INC.

                                        By:  /s/ JOHN W. SULLIVAN
                                        ---------------------------
                                        John W. Sullivan, Vice President of
                                        Finance  and  Chief Financial Officer



      Signature                     Title                               Date
----------------------  ------------------------------------     ---------------

                         President, Chief Executive Officer
------- * -------        (Principal Executive Officer)and
Robert L. Bailey         Chairman of the Board of Directors       August___,2000


/s/ JOHN SULLIVAN        Vice President, Finance(Principal
-----------------        Financial and Accounting Officer)
John Sullivan            Chief Financial Officer                  August 24,2000


                         Vice Chairman of the Board               August___,2000
------- * -------        of Directors
James V. Diller


                         Director                                 August___,2000
------- * -------
Alexandre Balkanski


                         Director                                 August___,2000
------- * -------
Colin Beaumont

                         Director                                 August___,2000
------- * -------
Frank J. Marshall


* By: /s/ JOHN SULLIVAN
         John Sullivan
         Attorney-In-Fact